Exhibit 10.1

LADDER CAPITAL CORP

DEFERRED COMPENSATION PLAN

1.                                      EFFECTIVE DATE AND PURPOSE

(a)                                 Effective Date.  This Plan shall be effective as of July 3, 2014 (the “Effective Date”) and shall apply to Compensation deferred by Participants pursuant to the terms hereof following the Effective Date.

(b)                                 Purpose.  The purpose of this Plan is to provide eligible Participants with the opportunity to defer Compensation and, in some circumstances, require such deferral.  The Plan is also intended to establish a method of attracting and retaining persons whose abilities, experience and judgment can contribute to the long-term strategic objectives of Participating Employers.

2.                                      DEFINITIONS.  The following terms when used in this Plan have the designated meanings.

(a)                                 “Account” means the records maintained on the books of the applicable Participating Employer to reflect deferrals of Compensation by a Participant pursuant to Section 3(d).

(b)                                 “Administrator” means the person or committee designated by the Committee as responsible for the day-to-day administration of the Plan.

(c)                                  “Annual Bonus” means the Participant’s cash performance-based compensation for a particular Plan Year.

(d)                                 “Beneficiary” means the person or persons designated pursuant to Section 7(d) to receive a benefit in the event of a Participant’s death before the Participant’s benefit under this Plan has been paid.

(e)                                  “Board” means the Board of Directors of the Ladder Capital Corp. a Delaware corporation.

(f)                                   “Cause” means, unless otherwise determined by the Company: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an affiliate and the Participant at the time (or where there is such an agreement but it does not define “cause” (or words of like import)), termination of employment or other service relationship due to the Participant’s insubordination, dishonesty, fraud, incompetence, moral turpitude, willful misconduct, refusal to perform the Participant’s duties or responsibilities for any reason other than illness or incapacity, repeated or material violation of any employment policy, violation or breach of any confidentiality agreement, work product agreement or other agreement between the Participant and the Company, or materially unsatisfactory performance of the Participant’s duties for the Company or an affiliate, as determined by the Committee in its good faith discretion; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an affiliate and the Participant at the time that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter.

(g)                                  “Change in Control” shall mean, with respect to any Participant, a Control Event, but only to the extent that any such Control Event is considered to be an event or occurrence described in Section 409A(a)(2)(A)(v) of the Code with respect to such Participant.

(h)                                 “Code” means the Internal Revenue Code of 1986, as amended, and its related regulations, rulings and other guidance published by the Internal Revenue Service.

(i)                                     “Committee” means the Compensation Committee of the Board or such other committee as may be designated by the Board from time to time to administer the Plan as provided in Section 8.

(j)                                    “Company” means Ladder Capital Finance LLC, a Delaware limited liability company and any successor thereto.

(k)                                 “Compensation” means (i) a Participant’s base salary, (ii) a Participant’s Annual Bonus or other performance based compensation, if any, but excluding any equity-based compensation (iii) a Participant’s commissions, if any and/or (iv) any other compensation to be earned by a Participant that is designated as “Compensation” hereunder for a particular Plan Year by the Committee.

(l)                                     “Control Event” shall mean, either:

(i)                                     any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than Ladder, any trustee or other fiduciary holding securities under any employee benefit plan of Ladder, TowerBrook Capital Partners, L.P., GI International L.P., or their affiliates, or any company owned, directly or indirectly, by the stockholders of Ladder in substantially the same proportions as their ownership of Common Stock of Ladder), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Ladder representing 50% or more of the combined voting power of Ladder’s then outstanding securities, other than pursuant to Business Transaction that does not constitute a “Change in Control” thereunder;

(ii)                                  during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with Ladder to effect a transaction described in paragraph (i), (iii), or (iv) of this definition or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by Ladder’s stockholders was approved by a vote of at least two thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iii)                               a merger or consolidation of Ladder or any direct or indirect subsidiary of Ladder (a “Business Transaction”) with any other corporation, other than a merger or consolidation which would result in the voting securities of Ladder outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Ladder or its successor (or the ultimate parent company of the Company or its successor) outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of Ladder (or similar transaction) in which no person (other than those covered by the exceptions in paragraph (i) of this definition) acquires more than 50% of the combined voting power of Ladder’s then outstanding securities shall not constitute a Change in Control of Ladder; or

(iv)                              a complete liquidation or dissolution of Ladder or the consummation of a sale or disposition by Ladder of all or substantially all of Ladder’s assets other than the sale or disposition of all or substantially all of the assets of Ladder to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of Ladder at the time of the sale (or to an entity controlled by such person or persons).

(m)                             “Disabled” means the date a Participant becomes “disabled” within the meaning of Section 409A(a)(2) of the Code.

(n)                                 “Employee” means any full-time employee of a Participating Employer, other than with respect to a particular Plan Year, a Mandatory Participant for such Plan Year.

(o)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.  Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(p)                                 “Fair Market Value” means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date, the last sales price reported for the Participating Unit on the applicable date:  (a) as reported on the principal national securities exchange in the United States on which it is then traded or (b) if the Participating Unit is not traded, listed or otherwise reported or quoted, the Committee shall determine the Fair Market Value in its good faith discretion.

(q)                                 “Ladder” means Ladder Capital Corp a Delaware corporation.

(r)                                    “Mandatory Participant” means any full-time employee of a Participating Employer whose Compensation for a particular Plan Year exceeds $500,000 (or such other amount as may be selected by the Committee prior to the calendar year to which such compensation relates or such earlier time as may be required pursuant to Section 409A of the Code); provided however that (i) no full-time employee who has an employment agreement with the Company in effect as of immediately prior to the Effective Date shall be a Mandatory Participant for Plan Year 2014 or any subsequent Plan Year and (ii) in the case of Plan Year 2015 and each Plan Year thereafter, no full-time employee who enters into an an employment agreement with the Company after the Effective Date shall be a Mandatory Participant to the extent that such employment agreement specifically states that the Participant will not be a Mandatory Participant under the Plan.

(s)                                   “Participant” means any Mandatory Participant and Employee who the Committee, in its sole discretion, determines should be a Participant.

(t)                                    “Participating Employer” means the Company and each direct or indirect subsidiary or affiliate of Ladder that has been invited by the Board and has elected to participate in the Plan with respect to its Participants.

(u)                                 “Participating Unit” means the the Class A common stock, $0.001 par value per share, of Ladder or securities issues in respect of or in exchange for such common stock, as determined pursuant to Section 5(c).

(v)                                 “Payment Date” means a date certain designated pursuant to Section 6 for payment of some portion or all of a Participant’s Account.

(w)                               “Plan” means this “Ladder Capital Corp Deferred Compensation Plan” as set forth herein and as amended from time to time.

(x)                                 “Plan Year” means the calendar year.

(y)                                 “Separation from Service” means a Participant’s termination of service with the Participating Employer, but only to the extent such termination of service is considered to be a “separation from service” described in Section 409A(a)(2) of the Code.

(z)                                  “Specified Employee” means each Participant who is considered to be a “specified employee” under Section 409A(a)(2) of the Code.

3.                                      ELIGIBILITY AND CONTRIBUTIONS

(a)                                 Eligibility.  Each Mandatory Participant, and each other Employee designated by the Committee as eligible to participate in the Plan shall be eligible to be a

Participant hereunder.  The Committee has the sole and complete discretion to determine which Employees are eligible to participate on a Plan Year by Plan Year basis, and the Compensation that each such eligible Participant shall be eligible or shall be required to defer, and the Committee may treat similarly situated employees differently.  To the extent permitted by the Committee, a Participant may elect to defer different percentages of each component of the Participant’s Compensation eligible to be deferred for a Plan Year.  No Employee shall have a right to be designated as a Participant and the designation of an Employee as a Participant in one Plan Year shall not obligate the Committee to continue such Employee as a Participant in any subsequent Plan Year.

(b)                                 Elective Contributions.  Each Participant for a particular Plan Year shall be permitted to defer receipt of a portion of such Participant’s Annual Bonus and have such amount credited to the Participant’s Account under the Plan (an “Elective Contribution”).  A deferral election pursuant to this Section 3(b) shall be made in writing at such time and in such manner as the Administrator shall prescribe; provided that all such elections shall be made in accordance with Section 409A of the Code.  A deferral election shall apply only with respect to the Plan Year for which it is made and shall not continue in effect for any subsequent Plan Year.  Any election to defer Compensation that is made at a time that would subject such Participant to the excise tax under Section 409A of the Code shall be disregarded and void ab initio.  Subject to the preceding sentence, a deferral election, once executed and filed with the Administrator, cannot be revoked or modified after the date specified by the Administrator.

(c)                                  Mandatory Contributions.  The receipt of a portion of the Compensation of each Mandatory Participant shall automatically be deferred and credited to such Mandatory Participant’s Account under the Plan (a “Mandatory Contribution”).  The amount of the Mandatory Contributions shall be determined pursuant to a schedule adopted by the Committee prior to such time as may be required to avoid the excise tax under Section 409A of the Code, which such schedule shall be attached to this Plan as Schedule A.  Any requirement to defer Mandatory Contributions that is made at a time that would subject a Participant to the excise tax under Section 409A of the Code shall be disregarded and void ab initio.  Until such time as the Administrator modifies such schedule, the amount of Mandatory Contributions shall be determined in accordance with Schedule A attached hereto and such amounts shall only be contributed from the Annual Bonus, and to the extent any Annual Bonus is earned and paid.

(d)                                 Accounts.  The Administrator shall establish an Account for each Participant to which all Mandatory Contributions and Elective Contributions shall be allocated.  Each Participant’s Account shall separately reflect all Mandatory Contributions and Elective Contributions allocated with respect to such Participant, the Plan Year of such deferral, and all income, gains or losses with respect to each type of contribution.

4.                                      VESTING

(a)                                 Elective Contributions.  Elective Contributions allocated to a Participant’s Account shall be fully vested at all times.

(b)                                 Mandatory Contributions.

(i)                                     Normal Vesting.  One-third of Mandatory Contributions credited to a Participant’s Account (and any associated gains or losses) shall vest on December 31 of the calendar year following the applicable Plan Year in which the related Compensation was earned and the remaining unvested Mandatory Contributions shall vest in ratable installments on December 31 of each of the of the second and third calendar year following the applicable Plan Year in which the related Compensation was earned, in each case if the Participant is then employed by any Participating Employer.  For example, if Mandatory Contributions were allocated to a Participant’s Account based on the Annual Bonus earned with respect to the 2014 Plan Year (even if such Compensation would otherwise have been paid to the Participant in 2015), one-third of such Mandatory Contributions shall vest on December 31, 2015 and the remaining unvested Mandatory Contributions shall vest in ratable installments on each of December 31, 2016 and December 31, 2017.

(ii)                                  Accelerated Vesting.  Any unvested Mandatory Contributions shall accelerate vesting as follows, in each case so long as the Participant remains continuously employed by any Participating Employer through such event: (a) 100% of the then unvested Mandatory Contributions shall immediately vest upon the termination of the Participant’s employment by each Participating Employer other than for Cause that also constitutes a Separation from Service and only if such termination occurs within six (6) months following the consummation of a Change in Control, (b) 100% of the then unvested Mandatory Contributions shall immediately vest in full upon an event described in Section 2(l)(ii) (related to the definition of a Control Event) (c) 100% of the then unvested Mandatory Contributions shall immediately vest in full upon the termination of the Participant’s employment with each Participating Employer due to death or Disability, and (d) upon a Participant’s involuntary termination of employment by each Participating Employer for a reason other than Cause that also constitutes a Separation from Service, the Participant shall become immediately vested in the portion of the unvested Mandatory Contributions that would have vested had the Participant remained continuously employed through December 31 of the Plan Year in which such termination occurred; provided that upon such termination the Participant executes and does not revoke a release of claims in the form provided in Schedule B within 60 days of such termination and prior to the next scheduled Payment Date.

(iii)                               Forfeiture.  Except as provided in this Section 4(b), all unvested Mandatory Contributions shall be immediately forfeited upon the termination of the Participant’s employment with each Participating Employer.  In the event of the termination of the Participant’s employment with any Participating Employer for Cause, all Mandatory Contributions, whether vested or unvested, shall be immediately forfeited.

5.                                      NOTIONAL INVESTMENT OF ACCOUNTS

(a)                                 General.  Mandatory Contributions and Elective Contributions shall be credited to each Participant’s Account on the first business day following the date such Compensation would otherwise have been paid to such Participant.

(b)                                 Phantom Investment in Participating Units.  All Mandatory Contributions and Elective Contributions shall be deemed invested on a phantom basis in Participating Units as of the December 31 of the Plan Year with respect to which the related Compensation was earned.   The number of full and fractional Participating Units that shall be allocated to such Participant’s Account as of such December 31 shall equal the quotient of the aggregate amount of Mandatory Contributions and Elective Contributions required to be allocated for such Plan Year and the Fair Market Value of a Participating Unit as of December 31 of the Plan Year in which the related Compensation was earned.

(c)                                  Events Affecting Participating Units

(i)                                     General.  With respect to each full Participating Unit credited to a Participant’s Account, the Participant’s Account shall be credited with any dividend or other distribution (other than tax distributions) received by holders of Participating Units (with such amount appropriately pro-rated in the event the Participant’s Account is credited with a fractional Participating Unit).  In the event that such dividend or distribution was paid in cash, such cash shall be deemed invested on a phantom basis in the number of Participating Units equal to the quotient of the aggregate amount of such dividend or distribution divided by the Fair Market Value of a Participating Unit immediately after such dividend or distribution.  In the event that any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split up, spin off, combination, repurchase, change of control or exchange of Participating Units or other corporate transaction or event (each, a “Corporate Event”) affects the Participating Units such that an adjustment is necessary to prevent dilution or enlargement of benefits or potential benefits intended to be made available under this Plan, the Board shall, in such manner as it in good faith deems equitable, adjust the number of Participating Units (or number and kind of other securities or property) allocated to a Participant’s Account or make provision for a cash payment on the underlying Payment Date to the Participant in consideration for the cancellation of the Participating Units allocated to the Participant’s Account in an amount equal to the Fair Market Value of such Participating Units as determined immediately prior to such cancellation.  Any dividends, distributions, securities or other property (including additional Participating Units) credited to a Participant’s Account under this Section 5(c)(i) shall be subject to the same vesting and payment conditions as were applicable to the applicable Participating Units.

(ii)                                  No Corporate Action Restriction.  The existence of this Plan shall not limit, affect or restrict in any way the right or power of the Board or any equivalent governing body or the securityholders of Ladder or any of its affiliates to make or authorize (a) any adjustment, recapitalization, reorganization or other change in Company’s or its Affiliates’ capital structure or business,  (b) any merger, consolidation or change in the ownership of Company or any of its affiliates, (c) any issue of bonds, debentures, capital, preferred stock ahead of or affecting Company or its affiliates’ capital securities or the rights thereof, (d) any dissolution or liquidation of Company or any of its affiliates, (e) any sale or transfer of all or any part of Company’s or any of its affiliates’ assets or business, or (f) any other corporate act or proceeding by Company or any of its affiliates.  No Participant or any Person claiming through a Participant shall have any claim against the Board or any equivalent governing body of Company or any of its affiliates, or any employees, officers, directors, managers, securityholders or agents of Company or any of its Affiliates, as a result of any such action.  The Company may, in its discretion, terminate the Plan and distribute any amounts then held in a Participant’s Account in a manner and to the extent allowed pursuant to Treasury Regulation 1.409A-3(j)(4)(ix).

6.                                      PAYMENT

(a)                                 To the extent that any amounts are credited to a Participant’s Account as Elective Contributions pursuant to Section 3(b) (as adjusted for any deemed investment gains or losses related to such amounts), the Payment Date shall be the earlier to occur of (i) a Change in Control, (ii) within sixty (60) days following a Participant’s Separation from Service and (iii) the first business day following the date of payment of the annual bonus payments following December 31 of third calendar year following the Plan Year to which the underlying deferred Compensation relates, provided that in no event shall such Payment Date occur later than February 28 following December 31 of the third calendar year following the Plan Year to which the underlying deferred Compensation relates.  For example, any amounts deferred on account of an Annual Bonus that is earned with respect to the 2014 Plan Year shall be paid on the next annual bonus payment date following December 31, 2017 and in no event shall such Payment Date be later than February 28, 2018.

(b)                                 To the extent that any amounts are credited to a Participant’s Account as Mandatory Contributions pursuant to Section 3(c) (as adjusted for any deemed investment gains or losses related to such amounts) and have vested pursuant to Section 4(b), the Payment Date shall be the earlier to occur of (i) a Change in Control, (ii) within sixty (60) days following the Mandatory Participant’s Separation from Service and (iii) the first business day following the date of payment of the annual bonus payments following December 31 of third calendar year following the Plan Year to which the underlying deferred Compensation relates, provided that in no event shall such Payment Date occur later than February 28 following December 31 of the third calendar year following the Plan Year to which the underlying deferred Compensation relates.  For example, any amounts deferred on account of an Annual Bonus that is earned with respect to the 2014 Plan Year shall be paid on the next annual bonus payment date following December 31, 2017 and in no event shall such Payment Date be later than February 28, 2018.

(c)                                  Upon the applicable Payment Date, the Participant shall receive a cash payment in an amount equal to the Fair Market Value of the number Participating Units of Ladder (or portion thereof, as applicable) credited to such Participant’s Account (or any property or securities issued in respect of or in exchange for such Participating Units), in each case taking into account any adjustments pursuant to Section 5(c).  Notwithstanding the foregoing, (i) in the event of a Participant’s voluntary termination of employment or other service with any Participating Employer, any property attributable to Elective Contributions or Mandatory Contributions (with the exception of unvested Mandatory Contributions forfeited by a Participant pursuant to Section 4(b)(iii)) then held in the Participant’s Account shall be paid based upon the lowest Fair Market Value of a Participating Unit during the forty-five (45) day period following the Separation from Service, and (ii) in the event of a Participant’s termination of employment or other service with any Participating Employer by such Participating Employer for Cause, any property attributable to Elective Contributions then held in the Participant’s Account shall be paid based upon the lowest Fair Market Value of a Participating Unit during the forty-five (45) day period following the Separation from Service.

(d)                                 To the extent required under Section 409A of the Code, any distribution to a Specified Employee on account of the Participant’s Separation from Service shall be made no earlier than after the six-month anniversary of such Separation from Service.  For purposes of Code Section 409A, a Participant’s right to receive any installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments.

7.                                      MISCELLANEOUS

(a)                                 Source of Payment.  The Compensation deferred by a Participant pursuant to this Plan (and the income, gains and losses credited thereon) shall be a general obligation of the Participating Employer that employs the Participant at the time of such deferral.  No Participating Employer shall have any liability or responsibility with respect to Compensation deferred (and the income, gains and losses thereon) by a Participant at a time such Participant was not employed by such Participating Employer.  The claim of a Participant or Beneficiary to a benefit shall at all times be merely the claim of an unsecured creditor of the applicable Participating Employer.  No trust, security, escrow, or similar account need be established for the purpose of paying benefits hereunder.  A Participating Employer shall not be required to purchase, hold or dispose of any investments pursuant to this Plan; however, if in order to cover its obligations hereunder a Participating Employer elects to purchase any investments the same shall continue for all purposes to be a part of the general assets and property of the Participating Employer, subject to the claims of its general creditors and no person other than the Participating Employer shall by virtue of the provisions of this Plan have any interest in such assets other than an interest as a general creditor.

(b)                                 Withholding.  The Company or any of its subsidiaries or affiliates shall have the right to deduct from any distribution to be made pursuant to the Plan, or to otherwise require, within 30 days of such distribution, payment by the Participant of, any federal, state or local taxes required by law to be withheld.  To the extent permitted by Section 409A of the Code, all amounts credited to Participants’ Accounts pursuant to this Plan and all payments under the Plan shall be subject to any applicable withholding requirements imposed by any tax (including, without limitation, FICA) or other law.  If a Participant’s share of any of the taxes referred to above are due at the time of deferral, instead of at the time of payout, the Participant will be required to pay (by payroll deduction or check) to the applicable Participating Employer the Participant’s share of any such taxes then due and payable.  Notwithstanding the previous sentence and to the extent allowed under Section 409A of the Code, the Company shall distribute from Participant’s Account any amounts required to pay employment taxes (including, without limitation, FICA and FUTA).

(c)                                  Right of Offset.  Any distribution to a Participant made pursuant to this Plan shall be reduced at the discretion of the Administrator to take account of any amount due, and not paid, by the Participant to the Company or any of its subsidiaries or affiliates at the time payment is to be made hereunder, to the extent that such offset right does not subject the Participant to the additional 20% excise tax imposed under Section 409A of the Code.

(d)                                 Beneficiary Designation.  A Participant may from time to time designate, in the manner specified by the Administrator, a Beneficiary to receive payment pursuant to Section 6 in the event of the Participant’s death.  In the event that there is no properly designated Beneficiary living at the time of a Participant’s death, such Participant’s benefit hereunder shall be paid to the Participant’s estate.

(e)                                  Spendthrift Clause.  No benefit, distribution or payment under the Plan may be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process whether pursuant to a “qualified domestic relations order” as defined in Section 414(p) of the Code or otherwise.

8.                                      ADMINISTRATION AND RESERVATION OF RIGHTS

(a)                                 Powers of the Committee.  The Committee shall have the power and discretion to administer and oversee the Plan, including to (i) determine all questions arising in the interpretation and application of the Plan; (ii) determine the person or persons to whom benefits under the Plan shall be paid; (iii) decide any dispute arising hereunder; (iv) correct defects, supply omissions and reconcile inconsistencies to the extent necessary to effectuate the Plan; (v) select, remove and replace the Administrator; (vi) promulgate and enforce such rules, regulations and procedures as shall be proper for the efficient administration of the Plan; (vii) determine all questions arising in the administration of the Plan; (viii) make recommendations to the Board with respect to proposed amendments to the Plan; and (ix) have all such other powers as may be necessary to discharge its duties hereunder.

(b)                                 Powers of the Administrator.  The Administrator shall have the power and discretion to administer the day-by-day operations of the Plan (subject to the oversight of the Committee), including to (i) compute the amount of benefits and other payments which shall be payable to any Participant in accordance with the provisions of the Plan; (ii) advise the Committee and the Board regarding the known future need for funds to be available for distribution; (iii) file all reports with government agencies, Participants and other parties as may be required by law, whether such reports are initially the obligation of the Company or the Plan; and (iv) have all such other powers as may be necessary to discharge its duties hereunder.

(c)                                  Claims Procedure.  If the Committee denies any Participant’s or Beneficiary’s claim for benefits under the Plan: (i)     the Committee shall notify such Participant or Beneficiary of such denial by written notice which shall set forth the specific reasons for such denial; and (ii) the Participant or Beneficiary shall be afforded a reasonable opportunity for a full and fair review by the Committee of the decision to deny the Participant’s claim for Plan benefits.

(d)                                 Consent.  By becoming a Participant, each Participant shall be deemed conclusively to (i) have accepted and consented to all terms of the Plan and all actions or decisions made by the Company, Administrator, the Committee or the Board with regard to the Plan and (ii) have agreed that a Participating Employer, the Administrator, the Committee and the Board (and any person who is employed by, is a member of, or provides services to or on behalf of, any of the foregoing) shall not have any liability related to, or be responsible for any claim related to, the incurrence by the Participant of any tax, interest expense, loss of deferral benefit, or any other obligation, liability or damage, in each case, arising under or related to Section 409A of the Code.  This Section 8(d) shall apply to, and be binding upon, the Beneficiaries, distributees and personal representatives and other successors in interest of each Participant.

(e)                                  Agents and Expenses.  The Administrator or the Committee may employ agents and provide for such clerical, legal, actuarial, accounting, medical, advisory or other services as it deems necessary to perform its duties under this Plan.  Unless otherwise determined by the Committee, the cost of such services and all other expenses incurred by the Administrator or the Committee in connection with the administration of the Plan shall be paid by the Company.

(f)                                   Delegation of Duties.  The Administrator may delegate any of his or her respective duties to employees of a Participating Employer or its subsidiaries.

(g)                                  Actions Conclusive.  Any action on matters within the discretion of the Administrator or the Committee shall be final, binding and conclusive, provided that the Committee may review/void any actions taken by the Administrator that the Committee deems to be outside of the scope of the Administrator’s discretion.

(h)                                 Records and Reports.  The Administrator and the Committee shall maintain adequate records of their respective actions and proceedings in administering this Plan and shall file all reports and take all other actions as are deemed appropriate in order to comply with any Federal or state law.

(i)                                     Liability and Indemnification.  The Administrator and the Committee shall perform all duties required of them under this Plan in a prudent manner.  The Administrator and the Committee shall not be responsible in any way for any action or omission of Ladder, the Company, their subsidiaries or their employees in the performance of their duties and obligations as set forth in this Plan.  The Administrator and the Committee also shall not be responsible for any act or omission of any of their respective agents provided that such agents were prudently chosen by the Administrator or the Committee and that the Administrator or the Committee relied in good faith upon the action of such agents.

(j)                                    Right to Amend or Terminate.  The Board may at any time amend the Plan in any respect, retroactively or otherwise, or terminate the Plan in whole or in part for any other reason.  However, no such amendment or termination shall reduce the amount standing credited to any Participant’s Account as of the date of such amendment or termination.  In the event of the termination of the Plan, amounts deferred hereunder will be paid in accordance with the terms of the Plan as in effect prior to such termination.  It is the intention of the Company that this Plan be established, maintained and operated in compliance with Section 409A of the Code.  Notwithstanding anything to the contrary contained herein, any provision of this Plan or any administrative procedure promulgated with respect to the Plan that is inconsistent with Section 409A of the Code shall be automatically deemed amended to the minimum extent necessary to comply with Section 409A of the Code.  Any action taken by the Administrator, Committee, Participant or Participant inconsistent with Section 409A shall be ineffective and void ab initio.

(k)                                 Usage.  Whenever applicable, the masculine gender, when used in the Plan, includes the feminine gender, and the singular includes the plural.

(l)                                     Separability.  If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included therein.

(m)                             Captions.  The captions in this document are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan and shall in no way affect the Plan or the construction of any provision thereof.

(n)                                 Right of Discharge Reserved.  Nothing contained in this Plan shall be construed as a guarantee or right of any Participant to be continued as an Employee of Ladder or its subsidiaries (or of a right of a Participant to any specific level of Compensation) or as a limitation of the right of Ladder or its subsidiaries or affiliates to terminate any Participant.

(o)                                 Governing Law and Construction.  The Plan is intended to constitute an unfunded, nonqualified deferred compensation arrangement.  Except to the extent preempted by Federal law, all rights under the Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.  No action shall be brought by or on behalf of any Participant or Beneficiary for or with respect to benefits due under this Plan unless the person bringing such action has timely exhausted the Plan’s claim review procedure.

*          *          *          *          *

SCHEDULE A

Annual Total Compensation	Mandatory Contribution Percent of Incremental Excess, but not to exceed the Annual Bonus (if any)
Up to $500,000	0%
$500,001 to $1,000,000	15% of the amount between $500,001 and $1,000,000
$1,000,000 to $2,000,000	20% of the amount between $1,000,001 and $2,000,000
More than $2,000,000	25% of the amount in excess of $2,000,000.

SCHEDULE B

General Release

I,                                       , in consideration of and subject to the performance by Ladder Capital Corp, a Delaware corporation (the “Company”), of its obligations, promises and covenants under the Ladder Capital Corp Deferred Compensation Plan (the “Plan”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below:

1.              I understand that any payments or benefits paid or granted to me under the Plan represent, in part, consideration for signing this General Release.  I understand and agree that I will not receive the payments and benefits specified in the Plan unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach any provision of this General Release.  If I timely accept and do not revoke this General Release the Company shall be obligated to provide the payments and benefits under and in accordance with the terms of the Plan.  I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive by virtue of any employment with the Company through the effective date of my separation.

2.              Except as provided in paragraphs 4 and 5 below and except for the provisions of any agreement between me and any Released Party which expressly survive the termination of my employment with the Company and only to the extent permitted by law, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.              I represent that I have made no assignment or transfer of any right, Claim, or other matter covered by paragraph 2 above.

4.              The parties hereto agree that this General Release does not waive or release: (a) any rights or claims that I (or my heirs, executors, administrators and assigns) have or may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release, (b) any rights or claims that I (or my heirs, executors, administrators and assigns) have or may have based on any event, conduct, statement, act or omission occurring after the date I execute this General Release; (c) any rights or claims that I (or my heirs, executors, administrator and assigns) have or may have arising under, or otherwise to enforce, this General Release and/or the Company’s obligations under the Plan; [(d) any rights to or claims for defense, indemnification, and to be held harmless by the Company pursuant to and in accordance with the terms and conditions of Section 8 of the Employment Agreement; and (e) any rights or claims that I (or my heirs, executors, administrators and assigns) have or may have under that certain (i) Limited Liability Company Agreement dated as of                          ,              by and among Ladder Capital Finance Holdings LLC (“Parent”), me and the other parties listed on the signature pages thereto, (ii) Equity Grant Agreement dated as of                          ,              by and between Parent and me, (iii) Registration Rights Agreement dated as of                          ,              by and among Parent, me and the other parties listed on the signature pages thereto and (iv) any other documents executed in connection with the transaction contemplated by the foregoing agreements, in each case, as amended, restated or otherwise modified from time to time.](1)  I acknowledge and agree that my separation from employment with the Company and this General Release shall not serve as the basis for any Claim (including, without limitation, any Claim under the Age Discrimination in Employment Act of 1967).

5.              In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied to the extent permitted by laws.  I expressly consent that this General Release shall be given full force and effect according to each and all of its terms and provisions, including those relating to unknown, unsuspected and unanticipated Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Plan.  I further agree that in the event I should bring a Claim seeking damages against the Company or any of its affiliates, or in the event I should seek to recover against the Company or any of its affiliates in any Claim brought by a governmental agency on my behalf, this

(1) NTD: This should be removed or tailored “down” to retain only what is absolutely necessary.  This is a list of potential claims that might be reserved through other documents, but should not appear in toto in any agreement given to a departing employee.

General Release shall serve as a complete defense to such Claims to the extent permitted by applicable law.

Notwithstanding the foregoing, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived by law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.  I further agree that, after reasonable inquiry, I am not aware of any pending charge, complaint or facts that could reasonably be expected to give rise to any claim of the type described in paragraph 2 as of the date I execute this General Release.

6.              I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.              I agree that I will forfeit all amounts payable by the Company pursuant to the Plan if I challenge the validity of this General Release.  I also agree that if I violate this General Release by suing the Company or the other Released Parties with regard to any of the Claims released herein, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Plan.  Notwithstanding the foregoing, this paragraph 7 shall be subject to the requirements of any applicable law and shall not apply to any challenge by me or any Release to the validity of this General Release under the Older Workers Benefit Protection Act or to any suit or Claim brought under the Age Discrimination in Employment Act.

8.              I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, accounting, legal or other counsel I have consulted or hereafter may consult regarding the meaning or effect hereof, in connection with the preparation of my tax returns, or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.  Notwithstanding anything herein to the contrary, each of the parties hereto (and each affiliate and person acting on behalf of any such party) agree that each party hereto (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this transaction contemplated in the Plan and hereunder and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws.  This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of this transaction, (ii) the identities of participants or potential participants in the Plan, (iii) any financial information (except to the extent such information is related to the tax treatment or tax structure of this transaction), or (iv) any other term or detail not relevant to the tax treatment or the tax structure of this transaction.  Nothing herein shall be deemed to limit or preclude any disclosure of this

General Release or the information herein by any party hereto to the extent necessary for such party to enforce his or its rights or the other party’s obligations under the Plan and/or this General Release.

9.              I agree not to disparage the Company, its past and present investors, officers, directors or employees or any of its affiliates and to comply with my non disclosure obligations between me and the Company under and in accordance with the terms and conditions therein, unless a prior written release from the Company is obtained.  I further agree that as of the date hereof, and except as otherwise authorized by the Company, I have returned to the Company any and all property, tangible or intangible, relating to its business which I possessed or had control over at any time (including, but not limited to, company provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data).

10.       The Company will direct and will take reasonable measures to ensure that current officers and directors of the Company and its affiliates will not, directly or indirectly through a third party, disparage me.

11.       Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Plan or this General Release after the effective date hereof or any vested rights I may have pursuant to any retirement or pension plan.

12.       Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

•                                          I HAVE READ IT CAREFULLY;

•                                          I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

•                                          I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

•                                          [I HAVE BEEN ADVISED BY THE COMPANY, IN WRITING, TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER

CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

•                                          I HAVE HAD AT LEAST 21/45(2) DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON                                    ,            TO CONSIDER IT AND THE CHANGES MADE SINCE THE                                    ,            VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21 DAY PERIOD;

•                                          THE CHANGES TO THE AGREEMENT SINCE                                      ,            EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST;

•                                          I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;](3)

•                                          I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

•                                          I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

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(2) If this provision is retained due to the departing employee being asked to sign this agreement is 40 or older, the 45-day “consideration period” should only be granted when more than one employee is terminating at approximately the same time and for the same or related reasons.

(3) The bracketed terms should be deleted for any departing employee asked to sign this release who is under 40 years of age.

IN WITNESS WHEREOF, the parties hereto have executed this General Release as of the date(s) indicated below.

Knowingly and voluntarily accepted and agreed to by the Company, after review for a reasonable and sufficient period of time and consultation with the Company’s attorneys, and with the full understanding of the terms, conditions and legal consequences hereof and with the intent to be bound hereby:

LADDER CAPITAL CORP

By:
Name:
Title:

Date:

EMPLOYEE